                                                                    EXHIBIT 2(d)
                              SECURITY AGREEMENT
                                    (NOTE A)

     THIS SECURITY AGREEMENT dated as of [Closing Date] by and between Williams Interactive Inc., a Delaware corporation ("Buyer"), and Warner Communications Inc., a Delaware corporation ("Seller" or "WCI"). Except as otherwise set forth herein, capitalized terms used herein shall have the meanings set forth in that certain Stock Purchase Agreement dated February 23, 1996 between Buyer and Seller (the "Stock Purchase Agreement").

     RECITALS
     Buyer and Seller have entered into the Stock Purchase Agreement;

     Pursuant to the Stock Purchase Agreement, Buyer is the maker of the Interim Two Year Note and the Final Two Year Note, both of even date herewith ("Note A") in the principal amount of [the fraction 10/28 times (Net Asset Value less $2,000,000)] payable to Seller, its successors and assigns;

     Pursuant to the Stock Purchase Agreement, the Company is the maker of the Interim Four Year Note and the Final Four Year Note, both of even date herewith ("Note B") in the principal amount of [the fraction 18/28 times (Net Asset Value less $2,000,000)] payable to Seller, its successors and assigns;

     Buyer has agreed that its obligations under Note A shall be secured as provided in this Security Agreement.

     NOW, THEREFORE, in order to secure the payment of the Secured Obligations (as hereinafter defined) now or hereafter existing and in consideration of the premises and the mutual agreements set forth herein, Buyer agrees as follows:

I.  SECURITY INTEREST
    -----------------

     A. GRANT OF SECURITY INTEREST. To secure the due and punctual payment of all obligations, indebtedness and liabilities, whether now existing or hereafter arising, of Buyer to Seller under or in connection with Note A, including without limitation the Interim Two Year Note, the Final Two Year Note, or any adjustments or offsets to Note A, and to secure the due and punctual performance of all the obligations of the Buyer contained in this Agreement (all such obligations, together with the obligations, indebtedness and liabilities referred to above, are called the "Secured Obligations"), the Buyer hereby grants to Seller a security interest in all of the Buyer's right, title and interest in and to all of the issued and outstanding Shares of the Company which are the subject of and which Buyer is to acquire upon the consummation of the transactions contemplated by the Stock Purchase Agreement (such right, title and interest of the Buyer being the "Collateral").

II.   DELIVERY AT CLOSING
      -------------------

     Buyer shall, at the time and place of the Closing and the execution and delivery of this Agreement, deliver to Seller the stock certificates evidencing the Shares, in each case

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endorsed in blank for transfer or with separate stock powers annexed sufficient to transfer all of Buyer's right, title and interest in and to the Shares to Seller in accordance with the terms of this Agreement, to hold as security for the payment or satisfaction of the Secured Obligations. Seller shall re-deliver to Buyer such Shares and stock powers promptly upon the receipt of payment in full of all amounts of principal, accrued and unpaid interest, and any other amounts owed or payable under Note A, and this Agreement.

III.  REPRESENTATIONS AND WARRANTIES
      ------------------------------

     REPRESENTATIONS AND WARRANTIES. The Buyer represents and warrants as follows:

     A. Buyer owns the Collateral free and clear of any lien, security interest, charge, or encumbrance created by or through the Buyer;

     B. This Agreement creates a valid security interest in the Collateral, securing the payment and performance of the Secured Obligations

     C. To the best knowledge of Buyer, the Shares constitute all of the issued and outstanding Shares of capital stock of the Company, and the Company has not issued or granted to any Person or entity any additional shares of capital stock of the Company or the Subsidiaries or any options, warrants,

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convertible securities or other rights to acquire additional shares of capital stock of the Company or the Subsidiaries.

IV.  RESTRICTIONS ON PAYMENTS AND DIVIDENDS; AUDIT
     ---------------------------------------------

     A. RESTRICTION. Buyer shall cause the Company and the Subsidiaries not to, prior to the payment in full of all principal, interest, or other amounts owed or payable under Note A, transfer, convey or pay, by dividend or otherwise, to Buyer or any Affiliate of Buyer, any of the Assets (as defined in paragraph 7(f) of Note A), subject to the exceptions in the following subparagraph B.

     B. EXCEPTIONS. Notwithstanding any provision of this Agreement to the contrary, during the Term of Note A, and provided there has not occurred an Event of Default under Note A or hereunder, Buyer, the Company and the Subsidiaries may, from time to time, pay to Buyer or Affiliates of Buyer any Affiliate Obligations, Affiliate Indebtedness and Company Taxes, as defined in paragraph 7(f) of Note A, the Company and the Subsidiaries may engage in the Affiliate Licenses and Transfers as defined in paragraph 7(f) of Note A, and the Company and the Subsidiaries may pay to Buyer amounts necessary to pay the obligations of Note A and/or Note B.

     C. RIGHT TO CONDUCT AUDIT. Buyer shall, and shall cause the Company and the Subsidiaries to, permit and entitle Seller, at any time up to the end of the Term of Note A, to

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conduct an audit of the books and records of Buyer, the Company and/or the
Subsidiaries to determine whether the Assets have been applied and maintained as required by Note A and this Agreement, and whether any of the Assets have been or are being transferred, conveyed or paid, by dividend or otherwise except as permitted under Note A or hereunder.

     D. ACCESS. Buyer shall, and shall cause the Company and the Subsidiaries to, provide Seller and Seller's auditors and representatives with access to all books and records of Buyer, including without limitation those of the Company and the Subsidiaries, upon reasonable advance notice and during normal business hours, in connection with an audit.

     E. AUDIT REPORT; ADDITIONAL PAYMENT. Seller shall cause its auditors and representatives to prepare a written report of their findings in connection with the audit (an "Audit Report"). Seller shall provide Buyer with a copy of the Audit Report promptly upon its completion. Subject to the provisions of subparagraph F below, in the event that any Audit Report reflects that Buyer, the Company or the Subsidiaries has transferred, conveyed or paid any of the Assets in any manner not specifically permitted under Note A or hereunder prior to the payment in full of all principal, interest and other amounts due or payable under Note A or hereunder (collectively the "Missing Assets"), Buyer shall promptly pay to the Company the value reflected in the Audit Report of the Missing Assets, together


                                      -5-
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with interest thereon at the rate of ten percent (10%) per annum from the date of the transfer, conveyance or payment of the Missing Assets.

     F. DISPUTES REGARDING THE AUDIT REPORT. The Audit Report shall be deemed final, binding and conclusive on Buyer and Seller unless, within the twenty (20) business days following Buyer's receipt of the Audit Report Buyer notifies Seller of a dispute of the results or conclusions of the Audit Report. Buyer and Seller shall negotiate in good faith for a period of ten (10) consecutive business days in an effort to resolve any such disputes. If the parties are unable to resolve such disputes within ten (10) business days, the parties shall submit the disputes not so resolved to binding arbitration before the American Arbitration Association, before a single arbitrator to be selected mutually by Buyer and Seller.

     G. AUDIT FEES. Seller shall bear the costs associated with the audit, except (i) the non-prevailing party as determined by the arbitrator shall bear the costs and expenses associated with an arbitration under subparagraph F above; and (ii) in the event that the Audit Report reveals Missing Assets whose value exceeds by more than ten percent (10%) the total value of the Assets at the time as of which the audit was conducted, then Buyer shall pay the costs and fees incurred by Seller in engaging outside or independent auditors or advisors to conduct the audit and prepare the Audit Report.

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

     H. PERIODIC REPORTS. Buyer shall cause the Company to provide Seller with copies of the Company's internal monthly (to the extent that the Company prepares the same for its internal use), quarterly and annual financial statements, including without limitation its results of operations and cash flow, whether audited or unaudited, promptly after the same have been completed, certified by the Chief Financial Officer of the Company as being, to the best of his or her knowledge, prepared from the books and records of the Company and the Subsidiaries. accurate and complete. Buyer shall also cause the Company to provide Seller with a statement to accompany such monthly, quarterly and annual financial statements similarly certified setting forth in reasonable detail for the subject period the following: (i) any amounts paid by the Company or the Subsidiaries to Buyer or Affiliates of Buyer for or in respect of the purchase or sale of goods or the providing of services to the Company; (ii) any amounts paid by the Company or the Subsidiaries to Buyer or Affiliates of Buyer for or in respect of manufacturing; (iii) any amounts paid by the Company or the Subsidiaries to Buyer or Affiliates of Buyer in respect of any Indebtedness (as defined in paragraph 10(e) of Note A) to Buyer or Affiliates of Buyer; and (iv) any amounts paid or other property sold, conveyed or transferred by the Company or the Subsidiaries to Buyer or Affiliates of Buyer for any other reason, including without limitation by dividend.

 V.  COVENANTS
     ---------

     A. FURTHER ASSURANCES. Buyer shall, from time to time, at the expense of Seller, promptly execute and deliver all further instruments and documents, including without limitation financing or continuation statements or amendments thereto under the applicable Uniform Commercial Code or its equivalent in each relevant jurisdiction, and cooperate with Seller and take all further action that may be necessary or desirable as reasonably requested by Seller in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Seller to exercise and enforce its rights and remedies hereunder with respect to the Collateral.

     B. MAINTENANCE OF COLLATERAL. Buyer shall, at its sole expense, when required or upon failure to do so within ten days of notice effective hereunder of such failure, maintain and preserve the Collateral including, without limitation, taking the following actions:

          1. timely paying, or causing the Company and the Subsidiaries to pay, any and all filing fees, franchise and other taxes and/or any other amounts due or which shall or may become due or payable in respect of the Collateral;

          2. timely filing or submitting, or causing the Company and the Subsidiaries to file or submit all reports, statements, notices, tax returns and other

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          documents required to be filed or submitted by the Company and/or the
          Subsidiaries with or to any federal, state, provincial, local or foreign government or governmental agency; or

               3. taking all necessary action to prevent the Company and the Subsidiaries from violating any statute, law, ordinance, rule or regulation of any federal, state, provincial, local or foreign government or governmental agency the violation of which shall or may result in the revocation of the charter or certificate of incorporation of the Company or the Subsidiaries.

          C. TRANSFERS AND OTHER LIENS. The Buyer shall not (1) sell, assign (by operation of law or otherwise), or otherwise dispose of any of the Collateral except in accordance with paragraph 7(g) of Note A, or (2) create or suffer to exist any lien, security interest, or other charge or encumbrance upon or with respect to any of the Collateral to secure indebtedness of any person or entity, except for the security interest created by this Agreement.

VI.  REMEDIES
     --------

          A. REMEDIES. Upon a continuing Event of Default under Note A, Seller may exercise the rights and remedies with respect to the Collateral provided in this Agreement and under applicable law (including, without limitation, the Uniform Commercial Code of the applicable jurisdiction). Buyer hereby waives presentment, demand, protest, or any notice (to the extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral. Buyer hereby irrevocably constitutes and appoints Seller, with full power of substitution, as its true and lawful attorney-in-fact, with full power and authority in the name of the Buyer or in its own name, from time to time in the Seller's discretion, on and after the occurrence of an Event of Default, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes hereof and, without limiting the generality of the foregoing, hereby gives Seller the power and right on behalf of Buyer, without notice or assent by Buyer, to the extent, and only to the extent, that Buyer is permitted under applicable law to do the following:

          1. to sell, transfer, assign, license or otherwise deal in or with the Collateral or any part thereof; and

          2. to do, at its option at any time or from time to time, all acts and things which Seller deems necessary to protect or preserve the Collateral or the security interest of Seller and to realize upon the Collateral.

Seller shall have the right and power to institute and maintain such suits and proceedings as it may deem appropriate to protect

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

and enforce the rights vested in it by this Agreement, and Seller may, either after entry or without entry, proceed by suit or suits at law or in equity to enforce such rights and to foreclose upon the Collateral and to sell all or, from time to time, any of the Collateral under the judgment or decree of a court of competent jurisdiction.

          B. Notwithstanding the foregoing, Buyer may satisfy its obligations under Note A and this Security Agreement at the end of the Term of Note A or upon an Event of Default thereunder by (a) paying to Seller all amounts of principal, accrued interest and any other amounts owed or payable thereunder and hereunder, or (b) by relinquishing to Seller all Buyer's right, title and interest in and to the Shares. In the event that Buyer elects to relinquish all right, title and interest in and to the Shares, Buyer hereby irrevocably waives any interest it may have in any excess of the claimed or asserted value of the Shares over the amounts owed at such time under Note A and/or this Security Agreement.

          C. WAIVER OF CERTAIN RIGHTS. Buyer, to the extent it may lawfully do so, on behalf of itself and all who may claim through or under it, including, without limitation, any and all subsequent creditors, vendees, assignees, and lienors, expressly waives and releases any, every, and all rights to demand or to have any marshalling of the Collateral upon any sale, whether made under any power of sale granted hereunder, or pursuant to judicial proceedings or upon any foreclosure or any enforcement of this Agreement and consents and agrees that all the Collateral may at such sale be offered and sold as an entirety.

          D. LIMITATION BY LAW. All the provisions of this Article V are intended to be subject to all applicable mandatory provisions of law which may be controlling in the premises and to be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable in whole or in part, or not entitled to be recorded, registered, or filed under the provisions of any applicable law.

VII.  MISCELLANEOUS
      -------------

          A. AMENDMENTS, SUPPLEMENTS AND WAIVERS. None of the terms or provisions of this Agreement may be waived, amended, supplemented, or otherwise modified except by written instrument executed by Seller and Buyer. This Agreement shall be binding upon the successors and assigns of Buyer and shall inure to the benefit of Seller and its successors and assigns.

          B. CONDITIONS TO RELEASE. The Collateral shall be automatically released on the date on which all of the Secured Obligations have been paid and satisfied in full.

          C. NOTICES. Except to the extent otherwise expressly provided herein, all notices, requests, and demands provided for or permitted hereunder to be effective shall be in writing (including facsimile communications) and shall be personally delivered (including delivery by express mail or courier), sent

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

by mail (certified or registered, return receipt requested), or facsimile transmission and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three business days after being deposited in the mail, postage prepaid, or, in the case of facsimile transmission, when sent (provided that, in the case of a facsimile transmission, the means employed to send the transmission has indicated that the transmission was completed), and shall be sent as follows:

          if to Buyer, the Company or the Subsidiaries, to

               Williams Interactive Inc.
               c/o WMS Industries Inc.
               3401 North California Avenue
               Chicago, IL 60618
               Telecopier:  (312) 961-1099
               Attention:  President

          with a copy to:

               Shack & Siegel, P.C.
               530 Fifth Avenue
               New York, NY 10036
               Telecopier:  (212) 730-1964
               Attention:  Jeffrey N. Siegel, Esq.

          if to Seller, to:

               Warner Communications Inc.
               75 Rockefeller Plaza
               New York, Ny 10019
               Telecopier:  (212) 333-3987
               Attention:  General Counsel

          with a copy to:

               Gold, Farrell & Marks
               41 Madison Avenue
               New York, NY 10010
               Telecopier:  (212) 481-1722
               Attention:  Charles R. Dickey, Esq.

or to such other addresses as Seller or Buyer may designate by notice hereunder.

          D. HEADINGS. The headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

          E. SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          F. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns, and nothing herein is intended or shall be construed to give any other person any right, remedy or claim under, to or in respect of this Agreement or the Collateral.

          G. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except to the extent that the perfection of Seller's security interest in any collateral is governed by the laws of any other jurisdiction.

          H. NO RECOURSE. Anything contained in this Agreement to the contrary notwithstanding, no recourse shall be had against Buyer personally or against any incorporator, shareholder,

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

officer, director or employee of Buyer with respect to any of the obligations, covenants, agreements, representations or warranties of Buyer contained in this Agreement, other than against the Collateral, it being understood that such obligations, covenants, representations or warranties are enforceable only against the Collateral. The provisions of this Paragraph shall survive the termination of this Agreement.

          I. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.


                              WILLIAMS INTERACTIVE INC.


                              By:
                                 ---------------------------
                              Name:
                              Title:

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

                              WARNER COMMUNICATIONS INC.



                              By:
                                 ---------------------------
                                Name:
                                Title:

                                     -16-